XOMA
                                   CORPORATION
                                      LEASE


                                TABLE OF CONTENTS

                                                                            PAGE

1.       DEFINITIONS                                                           1
         1.1          Term
         1.2          Commencement Date
         1.3          Base Monthly Rent
         1.4          Premises
         1.5          Building
         1.6          Property
         1.7          Agents
         1.8          Day and Month
         1.9          Lease Year
         1.10         Common Area
         1.11         Tax
         1.12         Alteration
         1.13         Operating Expenses
         1.14         Base Year
         1.15         Tenant Pro Rata Share
         1.16         Floor Area - Premises                                    2
         1.17         Floor Area - Building
         1.18         Consent/Approval
         1.19         Regulation
         1.20         Condemnation

2.       PREMISES                                                              2
         2.1          Description
         2.2          Tenant Improvements
         2.3          Possession

3.       TERM                                                                  2
         3.1          Term
         3.2          Delay in Commencement

4.       RENT                                                                  3
         4.1          Base Monthly Rent
         4.2          Base Monthly Rent Adjustment
         4.3          Mode of Payment
         4.4          Additional Rent
         4.5          Base Year Operating Expenses                             4
         4.6          Security Deposit
         4.7          Late Charges                                             5

5.       TAXES                                                                 5
         5.1          Real and Personal Property Taxes
         5.2          Taxes on Tenant's Property

6.       INSURANCE    5
         6.1          Property Insurance
         6.2          Fixtures
         6.3          Landlord's Liability Insurance
         6.4          Tenant's Liability Insurance
         6.5          Subrogation Waiver                                       6
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         6.6          Indemnification
         6.7          Plate Glass Replacement
         6.8          Worker's Compensation

7.       MAINTENANCE                                                           6
         7.1          Premises
         7.2          Common Areas and Systems
         7.3          Alterations, Changes and Additions by Tenant             7
         7.4          Use of Plumbing, Electrical and HVAC Systems
         7.5          Liens

8.       MANAGEMENT                                                            7

9.       UTILITIES AND SERVICES                                                8
         9.1          Premises
         9.2          Common Areas
         9.3          Limitation of Liability

10.      USE OF PREMISES                                                       8
         10.1         Use
         10.2         Suitability
         10.3         Uses Prohibited                                          9
                      10.3.1  Rate of Insurance
                      10.3.2  Interference with Other Tenants
                      10.3.3  Applicable Laws
                      10.3.4  Auctions

11.      DEFAULTS AND REMEDIES                                                 9
         11.1         Tenant Default
         11.2         Landlord's Remedies
         11.3         Landlord's Default                                      10

12.      EXPIRATION OR TERMINATION                                            10
         12.1         Surrender of Possession
         12.2         Holding Over
         12.3         Voluntary Surrender

13.      CONDEMNATION OF PREMISES                                             11
         13.1         Total Condemnation
         13.2         Partial Condemnation
         13.3         Award to Tenant
         13.4         Waiver of Partial Termination Rights

14.      ENTRY BY LANDLORD                                                    11

15.      LIABILITY LIMITATION AND INDEMNIFICATION                             11
         15.1         Limitation of Landlord's Liability
         15.2         Limitation of Enforcement of Judgments                  12

16.      ASSIGNMENT AND SUBLETTING                                            12
         16.1         Generally
         16.2         Tenant's Payments                                       13
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17.      DAMAGE OR DESTRUCTION                                                13
         17.1         Right to Terminate on Destruction of Property
         17.2         Repairs by Landlord
         17.3         Reduction of Rent During Repairs
         17.4         Waiver
         17.5         Landlord's Overriding Right to Terminate

18.      HAZARDOUS MATERIALS                                                  14
         18.1         Tenant's Obligations
                      18.1.1  Restrictions on Hazardous Materials
                      18.1.2  Applicable Regulations
                      18.1.3  Restoration
                      18.1.4  Removal
                      18.1.5  Tenant's Written Confirmation
                      18.1.6  Tenant's Duty to Notify Landlord
         18.2         Landlord's Rights                                       15
         18.3         Tenant's Duty to Indemnify
         18.4         Right of Entry
         18.5         Definitions
                      18.5.1  "Hazardous Material"
                      18.5.2  "Environmental Health and Safety Requirement"   16
         18.6         Allocation of Responsibilities
         18.7         Inspections
         18.8         Survival
         18.9         Storage Tanks
         18.10        Landlord's Obligations                                  17
                      18.10.1  Restrictions on Hazardous Materials
                      18.10.2  Compliance With Regulations
                      18.10.3  Restoration
                      18.10.4  Duty to Notify Tenant
                      18.10.5  Landlord's Indemnity of Tenant

19.      MISCELLANEOUS PROVISIONS                                             17
         19.1         Waiver
         19.2         Successors and Assigns
         19.3         Notices
         19.4         Partial Invalidity
         19.5         Number and Gender
         19.6         Descriptive Headings                                    18
         19.7         Time
         19.8         Entire Agreement
         19.9         Memorandum of Lease
         19.10        Applicable Law
         19.11        Authority
         19.12        Litigation Expense
         19.13        Subordination of Leasehold
         19.14        Estoppel Certificate
         19.15        Attornment
         19.16        Compliance With Lender's Requests                       19
         19.17        Rules and Regulations
         19.18        Delete
         19.19        Submission of Lease
         19.20        Arbitration of Disputes
         19.21        Venue

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         19.22        Representation by Counsel                               19
         19.23        Brokerage                                               20
         19.24        Parking
         19.25        Use of Amenities
         19.26        Signs
         19.27        Cooperation
         19.28        First Right of Refusal

20.      TERMINATION OF OLD LEASE                                             21

Exhibit A & B
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                                                                          032392
                                  OFFICE LEASE

     This Lease is made and entered into as of March 25, 1992, between 7th Street Property General Partnership ("Landlord") and Xoma Corporation, a corporation authorized to do business in California ("Tenant").

1.   DEFINITIONS.

Words not defined in this section or elsewhere in this Lease have their customary meanings.

     1.1. "Term" is 11 years and six months beginning with the Commencement Date and continuing through September 30, 2003.

     1.2. "Commencement Date" is the first day of the Term which is April 1, 1992.

     1.3. "Base Monthly Rent" means $1.85 per square foot of the Premises, subject to adjustment as provided in this Lease.

     1.4. "Premises" means, subject to adjustment, the part of the Building leased to Tenant for exclusive use, consisting of approximately 29,584 square feet as shown in Exhibit A.

     1.5. "Building" means the structure in which the Premises are located. The Property's address is: 2910 Seventh Street, Berkeley, California;

     1.6. "Property" includes the Building and land on which it stands;

     1.7. "Agents" includes employees, agents, guests, invitees and, when applied to Tenant, subtenants and assignees;

     1.8. "Day" and "Month" mean calendar day/month;

     1.9. "Lease Year" means consecutive 12 month periods starting on the Commencement Date;

     1.10. "Common Area" means parts of the Building not for exclusive use by Tenants including halls, lobby, elevators, rest rooms, roof, exterior walls and structural components;

     1.11. "Tax" means any form of assessment, license, fee, rent, tax, levy, penalty or tax imposed by any authority having direct or indirect taxing powers (including Improvement Districts) against Landlord's interest in the Property or personal property used in the operation of the Property and/or Landlord's business of renting the Property; notwithstanding the foregoing, the following shall be excluded from Tax any time that term is used to refer to payments to be made by Tenant: all property tax increases based upon the construction of new improvements on the Property which improvements have not been agreed to by Tenant (nothing in the preceding sentence shall be construed to require that Landlord obtain Tenant's approval prior to construction of any improvements upon the Property) and one half (50%) of the amount of any property tax increase based upon a reassessment of the Property upon a change of ownership of the Property;

     1.12. "Alteration" includes additions, deletions, modifications and changes including utility installations such as ducting, power panels, fixtures, heaters, conduit and wiring;

     1.13. "Operating Expenses" are all expenses for maintenance, servicing, management and repair of the Property and the Premises inclusive of Taxes and insurance premiums. In the event that any Operating Expenses are incurred for less than one full calendar year during the Base Year, the expense(s) shall be annualized for calculations respecting Base Year Operating Expenses. Operating Expenses shall not be interpreted to include capital expenses for structural modification of the Building;

     1.14. "Base Year" for matters other than Taxes is the calendar year in which Tenant executes this Lease and for Tax matters is the Tax year in which Tenant executes this Lease;

     1.15. Tenant's "Pro Rata Share" of any item or expense means the total cost of any such item or expense multiplied by a fraction, the numerator of which is the total floor area of the Premises and the denominator of which is the total floor area of the Building exclusive of the Common Area. An appropriate adjustment to Tenant's Pro Rata Share shall be made if the actual square footage of the Premises is other than as set forth in paragraph 2.1 or the square footage of the Premises or the Property changes. Unless adjusted, Tenant's Pro Rata Share shall be 73.3%.

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[Landlord may, however, adjust Tenant's Pro Rata Share of specific Operating
Expenses if Landlord reasonably determines that Tenant's usage warrants such adjustment, subject to Tenant's reasonable review of such adjustment];

     1.16. The "floor area of the Premises" is measured from the exterior surface of exterior walls and the center of walls separating the Premises from adjacent premises or common areas;

     1.17. The "floor area of the Building" is measured from the exterior surface of exterior walls including common and core areas;

     1.18. "consent" and "approval" require reasonable conduct by the acting party;

     1.19. "Regulation" includes all laws, statutes, regulations and requirements adopted by duly constituted public authorities now in force or hereafter adopted;

     1.20. "Condemnation" includes taking by exercise of governmental power or sale or transfer to any condemnor under threat of or during the pendency of condemnation proceedings.

2.       PREMISES.

     2.1. Description. Landlord hereby leases the Premises to Tenant for its exclusive use and occupancy subject to the provisions of this Lease. In addition to the square footage described above, Tenant shall be deemed to occupy an additional 11.1% of such square footage (an additional 3,284 square feet for a total of 32,868 square feet) for purposes of the calculation of Base Monthly Rent and for the purpose of all Pro Rata Share calculations. Said 11.1% represents Tenant's share of the rental charges for the Common Area. For all calculations required under this Lease respecting proration of expenses, costs or charges, the Premises shall be deemed to consist of the square footage of the Premises augmented by the square footage of the Common Area attributable to Tenant pursuant to this paragraph (sometimes hereafter "Tenant's Common Area"). Tenant shall have a right to the non-exclusive use of the Common Area in conjunction with all other tenants of the Property.

     2.2. Tenant Improvements. The obligations of Landlord and Tenant to perform the work and supply material and labor to prepare the Premises for occupancy are set forth in Exhibit B to this Lease. Landlord and Tenant shall expend all funds and do all acts required of them in Exhibit B and shall have the work performed promptly and diligently in a workmanlike manner. Tenant shall not commence the construction of any improvements to be undertaken by Tenant until Landlord has approved in writing the final drawings for said improvements.

     2.3. Possession. Tenant is already in possession of the Premises. Tenant occupies a portion of the Premises under the terms of an existing Lease agreement effective October 1, 1987 (hereafter the "Old Lease") between Tenant as "Lessee" and Landlord (incorrectly named as Seventh Street Properties) as "Lessor". Tenant occupies the remainder of the Premises under the provisions of a month to month sublet from Sybase which right of occupancy terminated upon the expiration of the Sybase lease on December 31, 1991. Tenant shall remain in possession of the Premises under the terms of this Lease.

3.   TERM.

     3.1. Term. The Lease shall commence on the Commencement Date and shall continue thereafter for the duration of the Term, unless sooner terminated pursuant to this Lease.

     3.2. Delay in Commencement. If Landlord cannot deliver possession to Tenant of that portion of the Premises not currently occupied by Tenant on the Commencement Date, such failure shall not affect the validity of this Lease, extend the Term nor render Landlord liable to Tenant for any loss resulting therefrom. If possession of such portion of the Premises is not delivered to Tenant on the Commencement Date for any reason other than a delay attributable to Tenant and its Agents, Tenant shall not be obligated to pay rent on that portion of the Premises not delivered to Tenant until Landlord tenders possession of the Premises to Tenant. After 120 Days following the Commencement Date have elapsed, if Landlord still cannot deliver possession of any portion of the Premises to Tenant for any reason other than a delay attributable to Tenant and its Agents, Tenant shall have the right to terminate this Lease on written notice delivered to Landlord. In such event, Tenant shall have no further recourse against Landlord respecting the Lease or Landlord's inability to deliver the Premises to Tenant. Notwithstanding any other provision of this

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Lease, Landlord shall have no obligation to pay damages or adjustments to Tenant for delays outside of Landlord's control, including, without limitation, conduct of Tenant and its Agents, acts of God, war, inclement weather and/or labor strikes (including strikes affecting the supply of labor and/or materials). Tenant's acceptance of possession of the Premises shall constitute an irrevocable waiver of Tenant's right to terminate under the provisions of this paragraph.

4.   RENT.

     4.1. Base Monthly Rent. On the Commencement Date and on the first Day of each Month of the Term, Tenant shall pay to Landlord, in advance, in United States dollars, as Base Monthly Rent for the Premises, the per square foot rental rate set forth in paragraph 1.3 (as adjusted pursuant to paragraph 4.2) multiplied by the square footage of the Premises as adjusted pursuant to paragraph 2.1. The initial Base Monthly Rent (inclusive of Common Area allocated to Tenant pursuant to paragraph 2.1 of this Lease) shall be $60,805.80. If the actual square footage of the Premises is determined to be other than the unadjusted amount set forth in paragraph 2.1, the Base Monthly Rent shall be adjusted in proportion to the difference between the actual floor area and the unadjusted amount set forth in paragraph 2.1. If alterations to the Premises increase the square footage of the Premises, the Base Monthly Rent shall be proportionately adjusted. If the Commencement Date is not the first Day of a Month, such installment shall be applied per diem against payment of the rent from the date rent commences until the first Day of the next succeeding Month. Any unused portion of said amount shall be applied against payment of the rent for the following Month, and the balance of the rent for that Month shall be due on the first Day thereof.

     4.2. Base Monthly Rent Adjustment. The Base Monthly Rent payable under this Lease shall be adjusted pursuant to the provisions of this paragraph during the Term. All adjustments to the Base Monthly Rent shall be determined by reference to the Consumer Price Index for All Urban Consumers, San Francisco-Oakland-San Jose, California, All Items, published by the U.S. Bureau of Labor Statistics (the "C.P.I."). Such increases shall be made as of each of the third, sixth and ninth anniversaries of the Commencement Date (each such anniversary is sometimes hereafter referred to as an "Adjustment Date"). In the event that the Term is extended, in the absence of any contrary agreement of the parties, the rent will continue to adjust every anniversary of the Commencement Date divisible evenly by three (3, 6, 9, 12, etc.) Effective upon each Adjustment Date, the Base Monthly Rent shall be increased by the percentage, if any, by which the C.P.I. for the third Month prior to that Adjustment Date exceeds the C.P.I. for the third Month prior to the Commencement Date (in the event of the first Adjustment
Date) or for the third Month prior to the immediately preceding Adjustment Date (for the second and each subsequent Adjustment Date). If the C.P.I. is not published for any Month herein specified, increases in Base Monthly Rent shall be determined by reference to the C.P.I. available for the Month closest, but prior to, such Month. If the C.P.I ceases to be published prior to expiration of this Lease, the increases in Base Monthly Rent shall be determined by using such comparable measure of the purchasing power of the consumer dollar as may reasonably be selected by Landlord and Tenant. Calculation of the adjusted Base Monthly Rent shall be computed as follows: the rent payable for the Month immediately preceding the Adjustment Date shall be multiplied by a fraction, the denominator of which shall be the C.P.I. for the third Month prior to the Commencement Date of the Lease (in the case of the first adjustment) or for the third Month prior to the last Adjustment Date (for the second and subsequent adjustments) and the numerator of which shall be the C.P.I. for the third Month next preceding the current Adjustment Date. The rent so calculated shall be the Calculated Adjustment to the Base Monthly Rent. Notwithstanding any other provision of this Lease shall such new Base Monthly Rent (the Calculated Adjustment) be less than the Base Monthly Rent payable for the Month immediately preceding the then current Adjustment Date. Notwithstanding any other provision of this Lease, the Calculated Adjustment shall never result in an annual increase of less than 2.5% or more than 5% of the Base Monthly Rent used for purposes of determining the then current Calculated Adjustment to the Base Monthly Rent. The minimum and maximum adjustments shall be cumulative so that the Base Monthly Rent shall be increased by not less than 7.5% nor more than 15% as of each Adjustment Date.

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     4.3. Mode of Payment. Tenant shall pay rent due Landlord at Landlord's address set forth on the signature page of this Lease, or such other place as Landlord may designate in writing.

     4.4. Additional Rent. Notwithstanding any other provision of this Lease, if, during any Lease Year, the Property's Operating Expenses exceed Base Year Operating Expenses, Tenant shall pay to Landlord, in addition to all other payments due under this Lease, Tenants' Pro Rata Share of the amount by which actual Operating Expenses for that year exceed Base Year Operating Expenses (the "Excess Operating Expenses"). If during any Lease Year the amount by which Tax and/or insurance premiums paid during such Lease Year exceed the amount paid for such items in the Base Year, Tenant shall pay to Landlord as additional rent the, its Pro Rata Share of the amount of the excess payments for such item over the Base Year payments. Tenant's obligation to pay Excess Operating Expenses shall be effective in every year during the Term. Nothing in this paragraph shall entitle Landlord to double charge Tenant for Tenant's pro rata share of Tax or insurance payments.

     4.5. Base Year Operating Expenses. Base Year Operating Expenses are actual Operating Expenses incurred for the Property during the Base Year. Within three months after the end of the Base Year, or as soon thereafter as may be practical, Landlord shall deliver to Tenant a list of Base Year Operating Expenses (the "Schedule"). The Schedule will fix the amount of the Base Year Operating Expenses for all purposes under this Lease. If Tenant requests, Landlord will provide Tenant with verification of amounts shown in the schedule. If Landlord, for any reason, neglects or fails to timely provide the Schedule to Tenant, such failure shall not be a default under or breach of this Lease, neither shall it be deemed a waiver of any rights of Landlord to collect Tenant's Pro Rata Share of Excess Operating Expenses, nor shall it excuse Tenant's performance of any obligations under this Lease. Prior to the Commencement of each Lease Year, Landlord shall deliver to Tenant Landlord's good faith estimate of Excess Operating Expenses for the current Lease Year (the "Estimated Excess"). Tenant shall pay its Pro Rata Share of Estimated Excess in equal monthly installments throughout the then current Lease Year. Landlord shall annually account for Excess Operating Expenses and Tenant's payment of its Pro Rata Share of Excess Operating Expenses (the "Accounting"). Forthwith upon the preparation of the Accounting, Landlord shall return to Tenant additional rent paid against Tenant's Pro Rata Share of the Estimated Excess which exceeds Tenant's Pro Rata Share of the actual Excess Operating Expenses for the year. Forthwith upon the delivery to Tenant of the Accounting, Tenant shall pay to Landlord any amount by which Tenant's Pro Rata Share of Excess Operating Expenses for the year exceeds Tenant's payments against its Pro Rata Share. Landlord may prepare the Accounting on the basis of the Lease Year or the calendar year; if Landlord uses the calendar year, an adjustment will be made for any portion of the calendar year that this Lease was not in effect. Landlord estimates Base Year Operating Expenses for the items listed below as follows:
Property Taxes and Business Licenses - $49,296; Property and Liability Insurance
- $8676; Maintenance $27,600; Management Fees - $37,200, Landscaping and Security Services - $28,008. Each of the foregoing estimates reflects the anticipated expenses for the Base Year. Landlord makes no warranty as to the accuracy of such numbers; nor shall such numbers serve as a minimum or maximum for such items for purposes of calculating the Base Year Operating Expenses.

     4.6. Security Deposit. Concurrent with Tenant's execution of this Lease, Tenant shall deposit with Landlord $60,805.80 (the "Deposit"). Landlord shall hold the Deposit as security for Tenant's faithful performance of all terms of this Lease. Landlord may, at its option, apply the Deposit, or any portion of the Deposit, to remedy defaults in the payment of rent or other charge hereunder, to repair damages to the Premises caused by Tenant and its Agents, and/or clean the Premises upon termination. If any portion of the Deposit is so used or applied, Tenant shall, within 10 Days after written demand therefor, deliver cash to Landlord in an amount sufficient to restore the Deposit to its original amount. Tenant's failure to do so shall be a default under the terms of this Lease. Landlord shall not be required to keep the Deposit separate from its general funds; Tenant shall not receive interest on the Deposit. If Tenant fully performs every provision of this Lease to be performed by it, the Deposit or any balance thereof shall be returned to Tenant (or, at Landlord's option, to the last assignee of Tenant's interest hereunder) following Tenant's surrender of the Premises. In the event of a sale or transfer of Landlord's interest in this Lease,

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Landlord shall transfer the Deposit to its successor-in-interest, whereupon
Landlord shall be released from all liability for return of and/or accounting for the Deposit.

     4.7. Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include, without limitation, processing, accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Property. Accordingly, if any installment of Base Monthly Rent or any other sum due from Tenant shall not be received by Landlord within 5 Days after the amount is due, Tenant shall pay to Landlord a late charge equal to 5% of the overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of Tenant's late payment. Landlord's acceptance of a late charge shall not constitute a waiver of Tenant's default respecting the overdue amount or prevent Landlord from exercising any of the remedies available hereunder.

5.   TAXES.

     5.1. Real and Personal Property Taxes. Landlord shall pay all real property Tax and all Tax on personal property owned by Landlord relating to the Premises and the Property. Nothing in this paragraph shall be so construed as to modify Tenant's obligation to pay to Landlord Tenant's Pro Rata Share of any Tax in excess of the Tax imposed during the Base Year.

     5.2. Taxes on Tenant's Property. Tenant shall pay before delinquency all Tax levied or assessed on Tenant's fixtures, improvements, furnishings, merchandise, equipment and personal property in and on the Premises, whether or not affixed to the Property. If at any time after any Tax has become due or payable, Tenant neglects to pay such Tax, Landlord shall be entitled, but not obligated, to pay the same at any time thereafter and such amount so paid by Landlord shall be repaid by Tenant to Landlord with Tenant's next rent installment together with interest at the highest rate allowable by law. Notwithstanding the foregoing, Tenant shall have the right to contest personal property Tax assessed against Tenant.

6.   INSURANCE.

Nothing in this section shall be construed to modify Tenant's obligation to pay Tenant's Pro Rata Share of insurance premiums in excess of the Base Year premiums. Except as otherwise provided by this Lease, Tenant shall pay its Pro Rata Share of all deductibles.

     6.1. Property Insurance. Landlord shall keep the Property insured for up to 100% of replacement value against damage by fire and risks normally included by the insurance industry in the term "All Risk". Any recovery received from such insurance shall belong to Landlord. Tenant shall have no claim to any portion of any recovery under such policies.

     6.2. Fixtures. Tenant shall, at its sole expense, maintain insurance with "All Risk" coverage on all fixtures, leasehold improvements, furnishings, merchandise, equipment and personal property in or on the Premises in place as of the date hereof and installed hereafter. Tenant shall maintain at its sole cost any other types of insurance Tenant deems appropriate.

     6.3. Landlord's Liability Insurance. During the Term, Landlord shall maintain a policy or policies of comprehensive general liability insurance with combined single limit coverage of at least $2 million, insuring Landlord (and others designated by Landlord, but excluding Tenant) against liability for bodily injury, death and property damage on or about the Property.

     6.4. Tenant's Liability Insurance. Tenant shall, at its sole expense, maintain for the mutual benefit of Landlord and Tenant, comprehensive general liability and property damage insurance against claims for bodily injury, death or property damage occurring in or about the Premises or arising out of the use or occupancy of the Premises, with combined single limit coverage of not less than $2 million. Such insurance shall include, without limitation, products liability coverage for liability arising from the consumption of any food or beverages sold at or from the Premises, and so-called host liquor and dram shop liability coverage from liability arising from the consumption of alcoholic beverages consumed at or sold from the Premises. The limits of such insurance shall not limit Tenant's liability. Tenant shall furnish to Landlord prior to the Commencement Date, and at least 30 Days prior to the expiration date of any policy, certificates

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indicating that the liability insurance required of Tenant is in full force and effect, that Landlord has been named as an additional insured, and that no such policy will be cancelled unless 30 Days' prior written notice of cancellation has been given to Landlord. Said policies shall provide that Landlord, as an additional insured, may recover for any loss suffered by Landlord by reason of Tenant's negligence, and shall include a broad form liability endorsement. Except as may be otherwise approved by Landlord in writing prior to the issuance of such insurance policy, all insurance policies which Tenant is required to obtain under the provisions of this Lease shall be obtained from companies with a general policy rating of A+ or better as set forth in the most current issue of "Best Insurance Guide" and a "AAA" rating by either Moody's Rating Service or Standard & Poor's Rating Service. All insurance policies obtained by Tenant pursuant to the requirement of this Lease shall be in a form satisfactory to Landlord.

     6.5. Subrogation Waiver. Landlord and Tenant hereby release each other and their respective Agents from any and all claims or demands of damage, loss, expense or injury to the Premises, the Property, the furnishings and fixtures and equipment or inventory or other property of either Landlord or Tenant in, about or upon Property, which is caused by or results from perils, events which are the subject of insurance carried by the parties in force at the time of such loss; provided, however, that such waiver shall be effective only to the extent permitted by the insurance covering such loss and to the extent insurance coverage is not prejudiced thereby. Each party shall cause each insurance policy it obtains to provide that the insurer waives all right of recovery by way of subrogation against either party in connection with damage covered by such policy.

     6.6. Indemnification. Except in the case of Landlord's intentional misconduct or negligence, Tenant will indemnify Landlord and save it harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Premises, or the occupancy or use by Tenant of the Property or any part thereof, or occasioned wholly or in part by any acts or omissions of Tenant, its Agents, contractors, employees, servants, licensees or concessionaires or by anyone permitted to be on the Premises by Tenant (collectively "Tenant and its Agents"). If Landlord shall be made a party to any such litigation commenced by or against Tenant, Tenant shall protect and hold Landlord harmless from all claims, liabilities, costs and expenses, and shall pay all costs, expenses and reasonable legal fees incurred by Landlord in connection with such litigation. If Tenant is made a party to any litigation commenced by or against Landlord solely as a result of Landlord's intentional misconduct or Landlord's negligence, Landlord shall defend and indemnify Tenant against the costs of such litigation. As used herein, "litigation" includes arbitration. Nothing in this paragraph shall limit or prevent the application of the doctrine of comparative negligence; and in the event of negligence by Landlord and Tenant, each party shall bear responsibility for a proportionate share of the damages based upon the doctrine of comparative negligence.

     6.7. Plate Glass Replacement. If any glass in and about the Premises is damaged or broken by cause other than the acts of Landlord and its Agents, Tenant shall pay Landlord's cost of replacement, provided that such amount shall not exceed the deductible then in effect on Landlord's insurance policy, if any, covering the damaged glass. Nothing herein shall be construed to require Landlord or Tenant to carry plate glass insurance.

     6.8. Worker's Compensation. Tenant shall, at its sole expense, keep in force worker's compensation insurance and other insurance to comply with all applicable Regulations.

7.   MAINTENANCE.

Nothing in this paragraph shall modify Tenant's obligation to pay its Pro Rata Share of Excess Operating Expenses.

     7.1. Premises. Tenant shall repair all damage to the interior of the Premises and keep the Premises in good order, condition and repair. Tenant's obligations include all interior walls, doors, doorways, lighting fixtures, plumbing fixtures, and all windows located in the Premises. Tenant waives the provisions of any law permitting repairs by a tenant at the expense of a landlord, including, without limitation, California Civil Code ss.ss. 1941 through 1946, inclusive.

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     7.2. Common Areas and Systems. Landlord shall maintain the Common Areas of the Property in good order and condition. Notwithstanding the foregoing, Landlord shall repair damage occasioned by the acts of Tenant and its Agents at Tenant's sole expense. Tenant shall notify Landlord, in writing, of necessary repairs or maintenance to Common Areas and systems and Landlord shall make necessary repairs within a reasonable time. Landlord shall keep improvements upon the Property, including all sewer connections, plumbing, heating and cooling appliances, wiring, HVAC and landscaping in good order and repair including the replacement of such improvements, appurtenances and landscaping when necessary. The manner of maintenance and repair of the Property shall be at Landlord's sole and absolute discretion. Maintenance and repairs will be completed in a good and workmanlike manner. Landlord shall make commercially reasonable efforts to perform maintenance and repairs expeditiously and attempt to minimize interference with Tenant's normal business operations. Landlord will furnish garbage collection and janitorial services to the Property in a manner that such services are customarily furnished to comparable buildings in the area. Nothing in this paragraph modifies Tenant's obligation to pay its Pro Rata Share of the Property's Excess Operating Expenses to Landlord.

     7.3. Alterations, Changes and Additions by Tenant. Tenant shall make no Alteration to any portion of the Property without Landlord's prior written consent. As a condition to consent, Landlord may require that Tenant remove such Alterations at the expiration of the Term and restore the Premises and Property to their condition prior to the Alteration. As a further condition to consent, Landlord may require Tenant to provide Landlord, at Tenant's sole expense, with a lien and completion bond in an amount equal to 100% of the estimated cost of the Alteration to insure Landlord against any liability for mechanic's and materialman's liens and to ensure completion of the Alteration. Each Alteration shall be under the supervision of a competent architect or competent licensed structural engineer and made in accordance with plans and specifications furnished to and approved by Landlord prior to the commencement of work. In the event that any Alteration increases the floor area of the Premises, the Base Monthly Rent and Tenant's Pro Rata Share shall be proportionately increased. Tenant shall provide 14 Days written notice to Landlord of the date on which construction of each Alteration will commence in order to permit Landlord to post a notice of nonresponsibility. Each Alteration shall be constructed in a good and workmanlike manner in accordance with all Regulations relating to such construction. Every Alteration shall remain for the benefit of and become the property of Landlord, unless Landlord requires its removal by giving Tenant written notice at least 30 Days before the date Tenant is to vacate the Premises, in which case, Tenant shall remove the Alteration(s) and restore the Premises to their pre-Alteration condition.

     7.4. Use of Plumbing, Electrical and HVAC Systems. Tenant shall not use the plumbing, electrical facilities or heating and air conditioning ("HVAC") systems for any purpose other than that for which they were constructed. Tenant shall bear the expense of repair of any breakage, stoppage or other damage relating to the plumbing, electrical and/or HVAC systems resulting from the actions of Tenant and its Agents.

     7.5. Liens. Tenant shall keep the the Property free from liens arising from work performed, material furnished or obligations incurred by Tenant. Tenant shall indemnify, hold harmless and defend Landlord from all liens and encumbrances arising from work performed or materials furnished by or at Tenant's direction and all actions relating to such liens. In the event that Tenant shall not, within 20 Days following Tenant becoming aware of the imposition of any such lien, cause such lien to be released of record by payment or posting of a proper bond, Landlord shall, in addition to all other remedies provided herein and by law, have the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim. All expenses incurred by Landlord in connection therewith, including attorneys' fees and costs, shall be paid to Landlord by Tenant on demand with interest at the highest rate allowable by law from the date paid by Landlord to the date of Tenant's reimbursement to Landlord. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord and the Property.

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
8.   MANAGEMENT.

The Wareham Property Group, Inc., an affiliate of Landlord, or another affiliated or unaffiliated third party, will be hired as property manager.

9.   UTILITIES AND SERVICES.

Nothing in this paragraph modifies Tenant's obligation to pay its Pro Rata Share of Excess Operating Expenses.

     9.1. Premises. Landlord shall make available to the Premises water, electricity for normal office use (including desk top office equipment and normal copying equipment) at all times. Landlord shall provide to the Premises heating, ventilation and air-conditioning ("HVAC") as required in Landlord's reasonable judgment for the comfortable use and occupancy of the Premises during the hours of 8:00 a.m. to 6:00 p.m., Monday through Friday (national holidays excluded) (hereafter "Standard Business Hours"). If Tenant desires HVAC at any other time than Standard Business Hours, Landlord will furnish the same to Tenant on reasonable notice from and at a reasonable charge to Tenant. If Tenant's use of the Premises requires additional electrical power beyond the power described above ("Supplemental Electrical Power"), Landlord shall make commercially reasonable efforts to make such Supplemental Electrical Power available to Tenant. Tenant shall pay in full all costs associated with modifications to the electrical system servicing the Property to make such Supplemental Electrical Power available. Tenant shall not, without Landlord's written consent, use any device in the Premises which consumes more electricity than is usually furnished or supplied for use of Premises as general office space, as determined by Landlord. Tenant shall not connect any apparatus with electric current except through existing electrical outlets in the Premises. If Tenant uses heat generating equipment in the Premises, which affects the temperature otherwise maintained by the HVAC system, the cost of supplementary air-conditioning units, including the cost of installation, operation and maintenance thereof, shall be paid by Tenant to Landlord within 10 Days after receipt of an invoice. Throughout the Term, Landlord shall pay all "Utility Charges" (defined as charges for gas and electricity provided to the Premises). For each month of the Term, Tenant shall reimburse Landlord for all Utility Charges paid by Landlord respecting the Premises in excess of $.13 per square foot per Month of the Premises ($4272.84 per month). The reimbursement referred to in the preceding sentence shall be made by Tenant to Landlord on a quarterly basis at the end of each calendar quarter of every year of the Term and within 10 Days of Tenant's receipt of Landlord's billing for such reimbursement. The provisions of this paragraph respecting Tenant's reimbursement of Utility Charges for the Premises supersede all other provisions of this Lease respecting payment of that portion of Operating Expenses consisting of Utility Charges. In the event that the Premises are not separately metered, Landlord shall equitably allocate Utility Charges incurred for the Property in order to determine that portion of the Utility Charges attributable to the Premises in accordance with the provisions of this paragraph.

     9.2. Common Areas. Landlord shall provide utilities, landscaping, janitorial and, if Landlord deems it necessary or appropriate, security services for the Common Area.

     9.3. Limitation of Liability. Landlord shall not be in breach of this Lease or be liable for damages directly or indirectly resulting from the following conditions: (1) interruption of use of equipment in connection with the furnishing of any of the services described in this section 9; (2) failure to furnish or delay in furnishing such services caused by accident or any condition or event beyond Landlord's reasonable control; (3) limitation, curtailment or rationing of, or restrictions on, use of water, electricity, gas or any other form of energy serving the Property. Landlord shall not be liable for loss of or injury to property or business, however occurring, through or in connection with or incidental to failure to furnish any such services. Notwithstanding the foregoing, however, in the event of a deprivation of electrical services to the Premises for a continuous period of 30 Days for any reason other than the acts of Tenant and its Agents, Tenant shall have the right to abate the payment of Base Monthly Rent falling due thereafter and until such service is restored to the Premises.

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10. USE OF PREMISES.

     10.1. Use. Tenant shall use the Premises for general office purposes and for no other purposes whatsoever.

     10.2. Suitability. This Lease is subject to all applicable Regulations governing the use of the Property. Tenant has not entered into this Lease in reliance upon any representation or warranty of Landlord or its Agents as to suitability of the Premises for the conduct of Tenant's business. Tenant has made its own analysis of the Premises suitability for Tenant's intended use.

     10.3. Uses Prohibited.

     10.3.1. Rate of Insurance. Tenant shall not do or permit anything to be done in or about the Premises which will cause the existing rate of insurance for the Property to increase or cause cancellation of any insurance policy covering the Property; nor shall Tenant sell or permit to be kept, used or sold in or about the Property any articles which may be prohibited by a standard form policy of fire insurance. Tenant shall pay to Landlord, as additional rent, the full amount of any increased premium resulting from Tenant's use of the Premises.

     10.3.2. Interference with Other Tenants. Tenant shall not do or permit anything to be done in or about the Property which will in any way obstruct or interfere with the rights of other tenants or occupants of the Property or injure or annoy them, neither shall Tenant cause, maintain or permit any nuisance in or about the Property. Tenant shall not commit or suffer to be committed any waste in or upon the Property.

     10.3.3. Applicable Laws. Tenant shall not use the Premises in violation of any applicable Regulations or permit anything to be done in or about the Property which will violate or conflict with any Regulation. Tenant shall, at its sole cost and expense, comply with all Regulations and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to the condition, use and occupancy of the Premises. The judgment of a court of competent jurisdiction or Tenant's admission in any action, whether Landlord be a party thereto or not, that Tenant violated a law, statute, ordinance or government rule, regulation or requirement, shall be conclusive of that fact between Landlord and Tenant.

     10.3.4. Auctions. Tenant shall not conduct or allow any auction or similar sale upon the Property.

11.  DEFAULTS AND REMEDIES.

     11.1. Tenant's Default. Each of the following events is a default and breach of this Lease by Tenant: (a) Tenant's failure to pay any rent or charges required to be paid by Tenant under this Lease; (b) Tenant's abandonment or vacation of the Premises; (c) Tenant's failure to promptly and fully perform any other covenant, condition or agreement contained in this Lease where such failure continues for 14 Days after written notice from Landlord to Tenant of such default; (d) the levy of a writ of attachment or execution on this Lease or on any of Tenant's property located in the Premises; (e) a general assignment for the benefit of Tenant's creditors or an arrangement, composition, extension or adjustment with Tenant's creditors, the filing by or against Tenant of a petition for relief or other proceeding under the federal bankruptcy laws or state or other insolvency laws, or the assumption by any court or administrative agency, or by a receiver, trustee or custodian appointed by either, of jurisdiction, custody or control of the Premises or of Tenant or any substantial part of its assets or property; or (f) if the interest of Tenant under this Lease is held by a partnership or by more than one person or entity, the occurrence of any act or event described in part (e) above in respect of any partner in the partnership or any person or entity holding an interest in Tenant of 25% or more. In the event a nonmonetary default occurs which cannot reasonably be cured within the above time period but Tenant commences corrective action within said period, Tenant shall not be subject to penalty under this Lease if it prosecutes the corrective action diligently and continuously to completion and completes the corrective action within 90 Days of the commencement of the corrective action.

     11.2. Landlord's Remedies. If Tenant defaults under this Lease, in addition to other rights or remedies Landlord may have under this Lease or the law, Landlord may elect either of the remedies set forth in paragraphs 11.2.1 and
11.2.2 of this Lease. Notwithstanding any other provision of this Lease, Landlord has the remedy described in California Civil Code ss.1951.4 and

Landlord may continue this Lease in effect after Tenant's breach and abandonment and recover rent as it becomes due. For purposes of this paragraph 11 (inclusive of all subparagraphs), "worth at the time of award" of the amounts referred to in parts 11.2.1(i) and 11.2.2(ii) shall be computed by allowing interest at the highest rate allowable by law, and "worth at time of award" of the amount referred to in part 11.2.1(iii) shall be computed by discounting such amount at the rate specified in California Civil Code ss.1951.2(b) or any successor statute. In such computations, the rent due hereunder shall include Base Monthly Rent plus the aggregate amount of all other rentals, charges and other amounts payable by Tenant hereunder.

     11.2.1. Landlord, at its option, shall have the right to immediately terminate this Lease and Tenant's right to possession of the Premises by giving written notice to Tenant and to recover from Tenant an award of damages equal to the sum of (i) the worth at the time of award of the unpaid rental which had been earned at the time of termination, (ii) the worth at the time of award of the amount by which the unpaid rental which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant affirmatively proves could have been reasonably avoided, (iii) the worth at the time of award of the amount by which the unpaid rental for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant affirmatively proves could be reasonably avoided, (iv) any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, and (v) all such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law; or

     11.2.2. Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue lease in effect after Tenant's breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).

     11.3. Landlord's Default. Except as otherwise provided by this Lease, Landlord's failure to perform any obligation required of Landlord (other than a delay in delivery of possession provided for in paragraph 3.2) within 30 Days after Tenant's delivery to Landlord of written notice, specifying wherein Landlord has failed to perform such obligation shall constitute a default; if, however, the nature of the obligation is such that more than 30 Days are required for performance, then Landlord shall not be in default if it commences performance within such 30 Day period and diligently prosecutes the same to completion.

12.  EXPIRATION OR TERMINATION.

     12.1. Surrender of Possession. On expiration or other termination (hereafter collectively "Termination") of this Lease, Tenant shall surrender to Landlord possession of the Premises and all improvements thereon, subject to the provisions of paragraph 7.3 above, in as good order and condition as when possession was taken by Tenant excepting only ordinary wear and tear. On Termination, Landlord may reenter the Premises and remove all persons and property thereon. If Tenant fails to remove any effects that it is required or entitled to remove from the Premises on Termination, Landlord may remove the same and, at its option, store or dispose of them. Tenant shall pay Landlord on demand all expenses incurred in such removal and in making the Premises free from all dirt, litter, debris and obstruction, including all storage and insurance charges. If the Premises are not surrendered at the end of the Term, Tenant shall indemnify Landlord against loss or liability of resulting from Tenant's delay in surrendering the Premises, including, without limit, claims made by succeeding tenants based on such delay.

     12.2. Holding Over. If Tenant, with Landlord's consent, remains in possession of the Premises after Termination and if Landlord and Tenant have not executed a written agreement as to such holding over, then such occupancy shall be a tenancy from month to month at a Base Monthly Rent of 110% of the Base Monthly Rent in effect immediately prior to Termination and such other payments to be made as herein provided. In the event of holding over, all provisions of this Lease shall remain in effect on said month to month basis. If Tenant remains in possession of the Premises after Termination without Landlord's consent, the monthly fair market rental value of the

Premises for the duration of such holding over shall be deemed to be 110% of the Base Monthly Rent payable for the last Month of the Term.

     12.3. Voluntary Surrender. The voluntary or other surrender of this Lease by Tenant, if accepted by Landlord, or a mutual cancellation hereof, shall not work a merger, but shall, at Landlord's option, terminate any existing subtenancies, or operate as an assignment to Landlord of any such subleases.

13.  CONDEMNATION OF PREMISES.

     13.1. Total Condemnation. If the entire Premises shall be taken by Condemnation at any time during the Term, this Lease shall terminate as of the date transfer of possession is required. All rent shall be paid up to the Termination, and Tenant shall have no claim against Landlord for the value of any unexpired portion of the Term.

     13.2. Partial Condemnation. If any portion of the Premises is taken by Condemnation during the Term, this Lease shall remain in full force and effect; except that in the event a partial taking leaves the Premises unsuitable for occupation, Tenant shall have the right to terminate this Lease effective upon the date transfer of possession is required unless Landlord makes other arrangements to replace Tenant's space. Landlord and Tenant shall each have the right to terminate this Lease effective on the date transfer of possession is required if more than 50% of the total square footage of the Premises taken by Condemnation. Tenant and Landlord may elect to exercise their respective rights to Terminate this Lease pursuant to this paragraph by serving written notice to the other within 30 Days of their receipt of notice of Condemnation, except that Tenant's notice shall be ineffective if within 10 Days of Tenant's delivery of notice to Landlord, Landlord serves notice upon Tenant of Landlord's election to provide alternate space equivalent to that condemned. Tenant shall have the right to approve such replacement space. All rent and other obligations of Tenant under this Lease shall be paid up to the date of Termination, and Tenant shall have no claim against Landlord for the value of any unexpired portion of the Term. If this Lease is not cancelled, the Base Monthly Rent after such partial taking shall be that percentage of the adjusted Base Monthly Rent provided for by this Lease, equal to the percentage which the square footage of the untaken part of the Premises immediately after the taking plus such replacement square footage as Landlord may make available to Tenant bears to the square footage of the Premises immediately before the taking. Tenant's Pro Rata Share shall be adjusted to reflect any change in the square footage of the Premises.

     13.3. Award to Tenant. In the event of any Condemnation, Tenant shall have the right to claim and recover from the condemning authority compensation as may be separately recoverable by Tenant for loss of business, Tenant's relocation expenses, fixtures or equipment belonging to Tenant immediately prior to the Condemnation. The balance of any Condemnation award shall belong to Landlord, and Tenant shall have no further right to recover from Landlord or the condemning authority for any additional claims arising out of such taking.

     13.4. Waiver of Partial Termination Rights. Tenant waives the provisions of California Code of Civil Procedure Section 1265.130.

14.  ENTRY BY LANDLORD.

Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times for any of the following purposes: to inspect the Premises; to make such repairs, alterations or additions to the Premises and/or to any other portion of the Property as Landlord is obligated or may elect to make; to post "To Lease" signs for the purposes of reletting during the last 120 Days of the Term, to show the Premises as part of a prospective lease or sale by Landlord and/or to post notices of nonresponsibility. Landlord shall have such right of entry without any rebate of rent to Tenant for any loss of occupancy or quiet enjoyment of the Premises thereby occasioned. Notwithstanding the foregoing, Landlord shall provide 24 hours advance notice to Tenant of intended entry except under circumstances of an emergency.

15.  LIABILITY LIMITATION AND INDEMNIFICATION.

The provisions of this section 15 supersede every other provision of this Lease to the extent that they are inconsistent with such other provisions.

     15.1. Limitation of Landlord's Liability. Tenant shall not hold Landlord liable for any amount in excess of insurance coverage maintained by Landlord pursuant to paragraph 6.3 of this Lease ("Existing Coverage") with respect to any injury or damage, either proximate or remote, occurring through or caused by any repairs or Alterations to the Property, unless such injury or damage arises from Landlord's negligence, willful misconduct, reckless disregard of Landlord's duties or breach of this Lease. Landlord shall not be liable in excess of Existing Coverage for any injury or damage occasioned by defective electric wiring, or the breaking, bursting, stoppage or leaking of any part of the plumbing, air-conditioning, heating, fire control sprinkler systems or gas, sewer or steam pipes, unless such injury or damage arises from Landlord's negligence, willful misconduct or reckless disregard of Landlord's duties or breach of this Lease.

     15.2. Limitation on Enforcement of Judgments. Notwithstanding any other provision of this Lease, and with the exception of a Judgment in Tenant's favor against Landlord in which there is a finding of actual fraud in the inducement by Landlord, Tenant and its Agents shall, under all circumstances be absolutely limited to Landlord's estate in the Property for satisfaction of Tenant and its Agents' remedies, and/or for the collection of a judgment, court order or arbitration award requiring the payment of money by Landlord as the result of any and all judgments, orders and awards relating to or arising out of Tenant and its Agents occupancy and use of the Property and/or in the event of any default by Landlord hereunder. No other property or assets of Landlord or its partners or principals, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant and its Agents' remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or the use and occupancy of the Property and the Premises by Tenant and its Agents. Tenant, on behalf of itself and its Agents expressly waives any and all right to collect or enforce any and all orders, awards and/or judgments against Landlord in excess of the limitations imposed by this paragraph. Tenant shall require that each subtenant of Tenant and each assignee of Tenant agree to be bound by the waiver set forth in this paragraph. The Landlord's maximum exposure as set forth in this paragraph is cumulative (as to judgments, awards and orders against Landlord in connection with this Lease, the relationship of Landlord and Tenant hereunder, or the use and occupancy of the Property by Tenant and its Agents). The limits imposed by this paragraph also apply to any and all duties of indemnity (express and/or implied) owed by Landlord to Tenant. As used in this paragraph, references to "Landlord" include all persons and entities who now or hereafter own or may own an interest in Landlord.

16.  ASSIGNMENT AND SUBLETTING.

     16.1. Generally. Tenant shall not directly or indirectly assign this Lease in whole or in part, sublet any part of the Premises, license the use of any part of the Premises or any business conducted thereon, or encumber or hypothecate this Lease, without first obtaining Landlord's written consent which consent Landlord shall not unreasonably withhold. The sale or other transfer of shares of stock, partnership interests or other ownership interests in Tenant resulting in a change in the effective control of Tenant, or any merger, consolidation or other reorganization of Tenant other than one with a comparable or greater financial position shall be regarded as an indirect assignment of Tenant's interest in this Lease. Tenant's request for consent to any assignment, sublease or other transfer shall be in writing and shall include the following:
(a) the name and legal composition of the proposed transferee; (b) the nature of the proposed transferee's business to be carried on in the Premises; (c) the Terms and provisions of the proposed assignment or sublease; and (d) such financial and other reasonable information as Landlord may request concerning the proposed transferee or concerning the proposed assignment or sublease and any transaction contemplated to occur in connection therewith. Any assignment, subletting, licensing, encumbering or hypothecating of this Lease without Landlord's prior written consent shall constitute a default entitling Landlord to exercise all rights and remedies herein provided. Landlord's consent to any assignment or sublease shall not constitute a waiver of the necessity for such consent to any subsequent assignment or sublease. The prohibition against assignment and subletting contained in this paragraph includes a prohibition against assignment or subletting by operation of law. Notwithstanding any assignment or subletting with Landlord's consent, Tenant shall remain fully liable on this Lease and shall not be released from its obligations hereunder. Without limiting other reasons or circumstances, Landlord and Tenant agree that it is reasonable for Landlord to withhold consent to an assignment or sublease, if (i) the financial strength of the proposed assignee or sublessee is not, in Landlord's reasonable judgment, commensurate with the obligations of the Lease; (ii) the proposed assignee's or sublessee's use would, in Landlord's reasonable judgment, be incompatible with the then current tenants, or use of the rest of the Property; or (iii) the proposed assignee's or sublessee's use would generate traffic, parking and/or wear and tear on the Premises or Property materially in excess of that generated by Tenant's use.

     16.2. Tenant's Payments. If Landlord consents to a sublease or assignment, Tenant shall pay Landlord's reasonable attorneys' fees incurred in connection with giving such consent. Tenant shall also pay Landlord 50% of all Excess Rent received by Tenant directly or indirectly in respect of an assignment of this Lease or sublease of the Premises. As used in this Lease, "Excess Rent" means, in the case of an assignment, all consideration so received and, in the case of a sublease, all consideration so received in excess of rents and charges reserved under this Lease. The assignee or sublessee shall, on assuming Tenant's obligations under this Lease, become jointly and severally liable to Landlord for the payment of Landlord's share of Excess Rent.

17.  DAMAGE OR DESTRUCTION.

     17.1. Right to Terminate on Destruction of Premises. Landlord and Tenant each have the right to terminate this Lease if the Premises or the Building are damaged to an extent exceeding 50% of the then replacement cost of the Premises (in the event of damage limited to the Premises) or 33% of the Building (in the event of damages not limited to the Premises). Landlord shall also have the right to terminate this Lease if the Premises or the Building are damaged by an uninsured peril to an extent exceeding 33% of the then replacement cost of the Premises (in the event of damage limited to the Premises) or 25% of the Building (in the event of damages not limited to the Premises). If a party elects to terminate under the provisions of this section, the terminating party shall deliver written notice to the non-terminating party within 30 Days of the occurrence of the damage. Tenant shall have a minimum of 30 Days to vacate the Premises unless they are unsafe for occupancy, in which case, Tenant shall immediately vacate the Premises.

     17.2. Repairs by Landlord. If this Lease is not terminated pursuant to paragraph 17.1, Landlord shall immediately upon receipt of insurance proceeds paid in connection with such casualty, but no later than 90 Days after the damage has occurred, proceed to repair the Premises and/or the Building, on the same plan and design as existed immediately before such damage occurred, subject to such delays as may be reasonably attributable to governmental restrictions, failure to obtain materials, labor, or other causes beyond Landlord's control. Tenant shall pay the cost of repair and replacement of all fixtures, leasehold improvements, furnishings, merchandise, equipment and Tenant's personal property not covered by insurance.

     17.3. Reduction of Rent During Repairs. Except with respect to damage caused in whole or in part by Tenant and its Agents, if Tenant is able to continue to conduct its business during the making of repairs, the Base Monthly Rent will be equitably reduced in the proportion that the unusable part of the Premises bears to the whole thereof for the period of repairs. No rent shall be payable while the Premises are wholly unusable due to casualty damage except for casualty damage caused in whole or in part by Tenant and its Agents. Tenant shall remain liable for all rent falling due in the period of repair of damages caused in whole or in part by Tenant and its Agents.

     17.4. Waiver. Tenant waives ss.ss. 1932, subdivision 2, and 1933, subdivision 4, of the Civil Code of California.

     17.5. Landlord's Overriding Right to Terminate. Notwithstanding anything to the contrary herein, if the discounted present value of the Base Monthly Rent due hereunder for the balance of the Term, using as the discount rate the prime commercial lending rate in effect at the Bank of America, NT&SA, as of the date Landlord is to commence repairs pursuant to paragraph 17.2 of this Lease, is less than the cost of repairing the damage to the Premises, Landlord may, at its option, terminate this Lease on 10 Days' written notice to Tenant.

18.  Hazardous Materials

     18.1. Tenant's Obligations.

     18.1.1. Restrictions on Hazardous Materials. Tenant and its Agents shall not cause or permit "Hazardous Material" (as defined below) to be brought upon, used, handled, disposed of, transported, kept, manufactured, generated or stored (hereafter collectively "Handled" or "Handling") in, on, about or under the Property without Landlord's prior written consent.

     18.1.2. Applicable Regulations. If any Hazardous Material is Handled in, on, about or under the Property by Tenant and its Agents, then Tenant shall bear all financial and other responsibility for ensuring that such material is used, kept and stored in compliance with all Regulations and Environmental, Health and Safety Requirements respecting Handling of such Hazardous Material and with the highest standards prevailing in the industry for the Handling of such Hazardous Material. Without limiting Tenant's other obligations as set forth in this Lease, Tenant shall, at its own cost and expense, procure, maintain in effect and comply with all conditions and requirements of any and all permits, licenses and other governmental and regulatory approvals or authorizations required under any and all applicable Regulations and Environmental, Health and Safety Requirements relating to the Handling of such Hazardous Material by Tenant and its Agents in, on or about the Property. Tenant will provide Landlord copies of all permits, licenses, or other regulatory approvals or authorizations within 5 business Days of receipt thereof.

     18.1.3. Restoration. If, as a result of actions caused or permitted by Tenant and its Agents, the presence of Hazardous Material in, on, about or under the Property or any adjoining property, existing during the Term of this Lease and/or subsequent to the Term of this Lease results in any contamination of the Property or the surrounding environment; Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Property and/or the other affected property to the condition existing prior to such contamination ("Restoration"); provided, however, that Tenant shall not undertake any Restoration respecting the Property without first providing Landlord with written notice thereof and obtaining Landlord's approval. Tenant shall carry out any approved Restoration in a manner which complies with all Environmental, Health and Safety Requirements. Tenant shall not undertake any Restoration, nor enter into any settlement agreement, consent decree or other compromise with respect to any claims, relating to any Hazardous Material in any way connected with the Property without first notifying Landlord of Tenant's intention to do so and affording Landlord ample opportunity to appear, intervene or otherwise appropriately assert and protect Landlord's interests.

     18.1.4. Removal. Upon Termination, Tenant shall cause to be removed from the Property all Hazardous Material existing in, on, about or under the Property Handled by Tenant and its Agents and shall cause such Hazardous Material to be stored, treated, transported and/or disposed of in compliance with all applicable Regulations and Environmental, Health and Safety Requirements. Any Hazardous Material which Tenant causes to be removed from the Property shall be removed solely by duly licensed haulers and transported to and disposed of at duly licensed facilities for the final disposal of such Hazardous Material. Tenant shall deliver to Landlord copies of any and all manifests and other documentation relating to the Handling of any Hazardous Material reflecting the legal and proper removal, storage, treatment, transportation and/or disposal thereof. Tenant shall, at its sole cost and expense, repair any and all damage to the Property resulting from Tenant and its Agents removal of such Hazardous Material. Tenant's obligation to pay rent shall continue until Tenant completes such removal and effects such repairs.

     18.1.5. Tenant's Written Confirmation. Tenant shall, from time to time throughout the Term, execute such affidavits, certificates or other documents as Landlord may request concerning Tenant's best knowledge and belief regarding the presence of Hazardous Material in, on, about or under the Property. Further, each year throughout the Term on the anniversary of the Commencement Date, Tenant shall deliver to Landlord a letter stating that during the preceding year Tenant has complied with the provisions of this Section 18 or, if Tenant has not so complied, a letter setting forth the details of noncompliance.

     18.1.6. Tenant's Duty to Notify Landlord. Tenant shall notify Landlord in writing immediately on becoming aware of: (1) any enforcement, cleanup, remediation or other action threatened, instituted or completed by any governmental or regulatory agency or private person with respect to the Property or any adjoining property relating to Hazardous Material; (2) any claim threatened or made by an person against Tenant, the Landlord, the Property or any adjoining landowner, tenant or property for personal injury, compensation or any other matter relating to Hazardous Material; and (3) any reports made by or to any governmental or regulatory agency with respect to the Property or any adjoining property relating to Hazardous Material, including without limitation, any complaints, notices or asserted violations in connection therewith Further, Tenant shall also supply to Landlord as promptly as possible, and in any event within five Days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings, asserted violations or other documents relating in any way to the foregoing.

     18.2. Landlord's Rights. Landlord and its Agents and representatives shall have the right to communicate, verbally or in writing, with any governmental or regulatory agency or any environmental consultant on any matter with respect to the Property relating to Hazardous Material. Landlord shall be entitled to copies of any and all notices, inspection reports or other documents issued by or to any such governmental or regulator agency or consultant with respect to the Property relating to Hazardous Material.

     18.3. Tenant's Duty to Indemnify. If the Handling by Tenant and its Agents of Hazardous Material on or about the Premises results in contamination of the Property and/or the surrounding environment, or if any lender or governmental agency requires an investigation to determine whether there has been any contamination of the Property or any adjoining property as a result of such use or storage of Hazardous Material by Tenant and its Agents, then Tenant shall indemnify, defend and hold Landlord all partners or other affiliates of Landlord, and all directors, officers, shareholders, employees, Agents, contractors, attorneys and/or partners of any of the foregoing harmless from any and all claims, damages, penalties, fines, costs, liabilities and losses (including, without limitation, diminution in value of the Property, damages for the loss or restriction on use of rental or usable space or of any other amenity of the Property, damages arising from any adverse impact on marketing of space in the Property, other consequential damages and sums paid in settlement of claims, attorneys' fees, consultants' fees and experts' fees) which arise during or after the Term as a result of such contamination. Tenant's indemnification of Landlord includes, without limitation, costs incurred in connection with removal or Restoration required by any governmental or regulatory agency and/or private persons because of the presence of Hazardous Material in the soil or groundwater in, on, about or under the Property or any adjoining property as a result of the acts of Tenant and its Agents and any and all legal fees and expenses incurred by Landlord with respect to such claims, demands, investigations and responses.

     18.4. Right of Entry. If contamination of the Property by Hazardous Material occurs or if any lender or governmental agency requires an investigation to determine whether there has been any contamination of the Property or any adjoining property, then Landlord and its Agents shall have the right, at any reasonable time and from time to time to enter upon the Property to perform monitoring, testing or other analyses, and to review all applicable documents, notices, correspondence or other materials. If contamination resulted from the conduct of Tenant and its Agents, Tenant shall pay all costs and expenses reasonably incurred by Landlord in connection with such investigation, monitoring, and testing. Such sums shall be due and payable by Tenant when Landlord delivers its invoice to Tenant for such charges.

     18.5. Definitions. The following terms shall have the following meanings:

     18.5.1. "Hazardous Material" means, without limitation, (1) petroleum or petroleum products; (2) hydrocarbon substances of any kind; (3) asbestos in any form; (4) formaldehyde; (5) radioactive substances; (6) industrial solvents; (7) flammables; (8) explosives; (9) leakage from underground storage tanks; (10) substances defined as "hazardous substances", "hazardous material", or "toxic substances" in (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 or as otherwise amended, 42 U.S.C. ss.9601, et seq.,
(B) the Hazardous Materials Transportation Act, 49 U.S.C. ss.1801 et seq. and any amendments thereto, or (C) the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901, et seq. and any amendments thereto; (11) those substances defined as "hazardous wastes", "extremely hazardous wastes" or "restricted hazardous wastes" in ss.ss.25115, 25117, and 25122.7 or listed pursuant to ss.25140 of the California Health & Safety Code and any amendments thereto; (12) those substances defined as "hazardous substances" in ss.25316 of the California Health & Safety Code and any amendments thereto; (13) those substances defined as "hazardous material", "hazardous wastes" or "hazardous substances" in ss.ss.25501 and 25501.1 of the California Health & Safety Code and any amendments thereto; (14) those substances defined as "hazardous substances" under ss.25281 of the California Health & Safety Code and any amendments thereto; (15) those substances causing "pollution" or "contamination" or constituting "hazardous substances" within the meaning of (A) the Clean Water Act, 33 U.S.C. ss.1251 et seq. and any amendments thereto, (B) the Porter-Cologne Water Quality Control Act, ss.13050 of the California Water Code and any amendments thereto, and (C) the Safe Drinking Water Act, 42 U.S.C. ss.300f et seq.; (16) such chemicals as are identified on the list published from time to time as provided in Chapter 6.6 of the California Health and Safety Code, as amended, as causing cancer or reproductive toxicity; (17) polychlorinated biphenyls (PCBs) set forth in the Federal Toxic Substance Control Act, as amended, 15 U.S.C. ss.2601 et seq.; (18) "toxic air contaminant" as defined in California Health and Safety Code ss.39655;(19) the wastes, substances, materials, contaminants and pollutants identified pursuant to or set forth in the Regulations adopted or judicial or administrative orders, decisions or decrees promulgated pursuant to any of the foregoing laws; and (20) all receptacles and containers for any and all materials referred to above. The foregoing list of definitions and statutes is intended to be illustrative and not exhaustive and such list shall be deemed to include all definitions, rules, regulations and laws applicable to the subject matter of this paragraph as such rules, laws, regulations and definitions may be amended, modified, or changed from time to time.

     18.5.2. "Environmental Health and Safety Requirement" means any Regulation, order, judgment or decree promulgated by any local, regional, state or federal governmental agency, court, judicial or quasi-judicial body or legislative or quasi-legislative body which relates to matters of the environment, health, industrial hygiene or safety.

     18.6. Allocation of Responsibilities. ALL LIABILITIES ARISING FROM THE HANDLING OF HAZARDOUS MATERIAL IN, ON, UNDER, AND/OR ABOUT THE PROPERTY OR ANY ADJOINING PROPERTY BY TENANT AND ITS AGENTS, SHALL REMAIN TENANT'S SOLE RESPONSIBILITY. NOTWITHSTANDING ANYTHING IN THIS LEASE, NO ACT BY LANDLORD OR ITS AGENTS SHALL BE CONSTRUED AS LANDLORD'S ASSUMPTION OF ANY OBLIGATIONS, DUTIES, LIABILITIES OR RESPONSIBILITIES PERTAINING TO TENANT'S COMPLIANCE WITH ANY ENVIRONMENTAL, HEALTH OR SAFETY REQUIREMENT. NOTWITHSTANDING THE EXPIRATION OR TERMINATION OF THIS LEASE AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS LEASE, TENANT SHALL RETAIN ALL LIABILITY AND RESPONSIBILITY OF COMPLIANCE WITH REGULATIONS CONCERNING TENANT AND ITS AGENT'S HANDLING OF HAZARDOUS MATERIAL EVEN IF SUCH HAZARDOUS MATERIAL ORIGINATE FROM THE PROPERTY. TENANT SHALL INDEMNIFY, DEFEND AND HOLD LANDLORD AND ITS AGENTS HARMLESS FROM ALL SUCH COSTS AND EXPENSES AS MAY BE ASSOCIATED WITH SUCH COMPLIANCE.

     18.7. Inspections. Tenant warrants that Tenant will cooperate and not interfere with completion of any and all governmental inspections of the Property as required by applicable

Regulation. Tenant shall provide to Landlord a copy of the reports for each such inspection within 15 Days of Tenant's receipt of such reports.

     18.8. Survival. Tenant's and Landlord's covenants, agreements and indemnities set forth in this Section 18 shall survive the expiration or Termination of this Lease and shall not be affected by any investigation, or information obtained as a result of any investigation, by or on behalf of Landlord or any prospective Tenant.

     18.9. Storage Tanks. Tenant shall not install any storage tank (above or below the ground) on the Property without Landlord's prior written consent, which consent may be conditioned upon further requirements imposed by Landlord with respect to compliance by Tenant with any applicable Regulations and safety measures or financial responsibility requirements.

     18.10. Landlord's Obligations.

     18.10.1. Restrictions on Hazardous Material. Landlord shall not cause or permit Hazardous Material to be Handled in, on, about or under the Property except in compliance with all Environmental Health and Safety Requirements regulating such Hazardous Material.

     18.10.2. Compliance With Regulations. If any Hazardous Material is Handled in, on or about the Property by Landlord, Landlord shall bear all financial and other responsibility for ensuring that such material is Handled in compliance with all Environmental, Health and Safety Requirements regulating such Hazardous Material and with the highest standards prevailing in the industry for the use, keeping and storage of such Hazardous Material.

     18.10.3. Restoration. If, as a result of Landlord's Handling Hazardous Material upon the Property or any adjoining property, prior to or during the Term, any contamination of the Property or the surrounding environment occurs; Landlord shall promptly take all actions at its sole cost and expense as are necessary to return the Property and/or the surrounding environment to the condition existing prior to such contamination.

     18.10.4. Duty to Notify Tenant. Landlord shall notify Tenant in writing on becoming aware of: (1) any enforcement, cleanup, remediation or other action threatened, instituted or completed by any governmental or regulatory agency or private person with respect to the Property relating to Hazardous Material; (2) any claim threatened or made against Landlord with respect to the Property, Tenant or the Property for personal injury, compensation or any other matter relating to Hazardous Material; and (3) any reports made by or to any governmental or regulatory agency respecting the Property, any complaints, notices or asserted violations in connection therewith. Landlord shall also supply to Tenant copies of all claims, reports, complaints, notices, warnings, asserted violations or other documents relating to the foregoing.

     18.10.5. Landlord's Indemnity of Tenant. If the presence of Hazardous Material on the Property or any adjoining property, as a result of the acts of Landlord, other Tenants or third parties invited or allowed upon the Property by Landlord (other than Tenant's Agents) results in contamination of the Property, or if any contamination of the Property exists as of the Commencement Date then Landlord shall indemnify, defend and hold Tenant, its officers, Agents and representatives harmless from and against any and all claims, damages, penalties, fines, costs, liabilities and losses, damages for the loss or restriction on use of rental or usable space or of any other amenity of the Property and sums paid in settlement of claims, attorneys' fees, consultants' fees and experts' fees) which arise during or after the Term as a result of such contamination.

19.  MISCELLANEOUS PROVISIONS.

     19.1. Waiver. No waiver of any breach of a covenant or condition of this Lease shall be construed as a waiver of any other breach or as a consent to any further or succeeding breach of the same covenant or condition. Landlord's acceptance of rent after Tenant's breach shall not be deemed a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than Tenant's failure to pay the rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time Landlord accepts the rent.

     19.2. Successors and Assigns. Except as otherwise provided, this Lease shall bind inure to the benefit of the heirs, personal representatives, successors and assigns of the parties.

     19.3. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and either personally delivered or sent by certified mail, return receipt requested, postage prepaid, properly addressed to the other party at the address set forth next to its signature below, or at such other address as may, from time to time, be designated in writing by one party to the other. Notice shall be deemed given when personally delivered or on the date indicated on the post office's certified mail receipt of delivery.

     19.4. Partial Invalidity. If any provision of this Lease is determined to be invalid or inoperative, the other provisions of this Lease shall not be affected.

     19.5. Number and Gender. All terms of this Lease shall be construed to mean either the singular or the plural, masculine, feminine or neuter, as the situation may demand.

     19.6. Descriptive Headings. The headings used herein and in documents annexed as schedules, lists or exhibits are descriptive only for the convenience of identifying provisions, and not determinative of the meaning or effect of any such provision.

     19.7. Time. In all matters, time is of the essence in the performance of all obligations under this Lease. The provisions of this paragraph are material and not a mere recital.

     19.8. Entire Agreement. This Lease and the documents annexed hereto as schedules, lists or exhibits, constitutes the entire agreement and understanding between the parties respecting the subject matters addressed. This Lease supersedes and replaces all prior agreements and understandings, (oral or written), between the parties with respect to the hiring of the Premises and all related matters. The provisions of this Lease may be waived, altered, amended or repealed only upon Landlord's and Tenant's written consent.

     19.9. Memorandum of Lease. If Landlord requests a recorded memorandum of this Lease, all parties shall execute and acknowledge such memorandum identifying: the Premises, the parties, the Commencement Date and the Termination. The memorandum may be recorded in the county where the Premises are located. No other memorandum of the Lease shall be recorded.

     19.10. Applicable Law. This Lease shall be construed and interpreted in accordance with the laws of the State of California.

     19.11. Authority. Each individual executing this Lease on behalf of a corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of the corporation in accordance with a duly adopted resolution of the Board of Directors of the corporation, and that this Lease is binding upon said corporation in accordance with its Terms. Each individual executing this Lease on behalf of a partnership represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of the partnership and that this Lease is binding upon said partnership in accordance with its terms.

     19.12. Litigation Expense. If any party brings an action or arbitration proceeding against any other party hereto by reason of the breach of any covenant, warranty, representation or condition hereof, or otherwise arising out of this Lease, whether for declaratory or other relief, the prevailing party shall be entitled to costs of suit and attorneys' fees, which shall be payable whether or not such action is prosecuted to judgment.

     19.13. Subordination of Leasehold. This Lease is and shall be, at all times, subject and subordinate to the lien of any mortgage or other encumbrances which Landlord may create against the Property, including all renewals, replacements and extensions. Tenant shall execute all written instruments which may be required by Landlord to subordinate Tenant's rights to the lien of such mortgage which obligation by Tenant is conditioned upon the holder of such lien providing to Tenant a written nondisturbance agreement providing, in essence, that as long as Tenant is not in default under the provisions of this Lease, the lender will, in the event of a foreclosure, allow Tenant to remain in possession of the Premises for the duration of the unexpired Term.

     19.14. Estoppel Certificate. Within 15 Days following Landlord's request, Tenant shall complete, execute and deliver to Landlord an estoppel certificate in a form provided by Landlord, setting forth the information requested therein, including, but not limited to, (a) certification that this Lease is unmodified and in full force and effect (or if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the date to which the rental and other charges are paid in advance, if any, (b) acknowledgment that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults, if any are claimed, and (c) setting forth the Commencement Date and expiration of the Term. Tenant's failure to deliver the certificate within said 15 Days shall be deemed, for all purposes, to be a certification that Landlord is not in default under the Lease, and that the Terms of the Lease are in force and have not been modified in any way. Any prospective purchaser, lender or assignee of any lender against the Property may rely upon such certification.

     19.15. Attornment. In the event of any sale of the Property or if proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage, installment land contract or deed of trust covering the Property, Tenant shall attorn to the mortgagee or the purchaser upon any such foreclosure or sale and recognize such mortgagee or purchaser as Landlord under this Lease, which obligation by Tenant is conditioned upon Tenant receiving a written nondisturbance agreement providing, in essence, that as long as Tenant is not in default under the provisions of this Lease, Tenant will be allowed to remain in possession of the Premises for the unexpired duration of the Term.

     19.16. Compliance with Lender's Requests. Tenant shall consent to amendments to this Lease from time to time as may be requested by any current or future mortgagee or holder of other encumbrance which Landlord may create against the Property, provided that such amendments do not materially affect Tenant's rights or obligations under this Lease. Tenant agrees to timely supply, financial information reasonably requested by Landlord for lenders analysis of Tenant's financial condition as a condition of any encumbrance of the Property.

     19.17. Rules and Regulations. Tenant shall faithfully observe and comply with all rules and regulations and all modifications thereof and additions thereto from time to time promulgated by Landlord. Landlord shall not be responsible for any loss, injury or damage resulting from the nonperformance by any other tenant or occupant of said rules and regulations.

     19.18. Deleted.

     19.19. Submission of Lease. Submission of this document for Tenant's examination or signature does not constitute a reservation of or option for lease, nor does it create any obligation on Landlord's part until execution and delivery by both Landlord and Tenant.

     19.20. Arbitration of Disputes. IF A CONTROVERSY, CLAIM OR DISPUTE (COLLECTIVELY "DISPUTE") BETWEEN THE PARTIES ARISES OUT OF THIS LEASE, THE DISPUTE SHALL BE SUBMITTED TO BINDING ARBITRATION TO BE CONDUCTED UNDER THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION; JUDGMENT ON THE ARBITRATOR'S AWARD MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION. CALIFORNIA CODE OF CIVIL PROCEDURE ss.1283.05 SHALL APPLY TO SUCH ARBITRATION.

     NOTICE: BY INITIALLING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISIONS DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALLING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

/s/RR    /s/CLD
Initial  Initial

     19.21. Venue. Any action or arbitration arising out of or brought to enforce or interpret the provisions of this Lease shall be venued in Alameda County, California.

     19.22. Representation by Counsel. This Lease reflects negotiations previously entered into by the parties acting as principals for their own accounts. This Lease has been drafted by Graves, Allen, Cornelius & Celestre, Attorneys ("GACC"), acting solely and exclusively as attorneys for Landlord. GACC has not represented Tenant in any manner with respect to the transaction. GACC has not provided any legal or tax advice whatsoever to Tenant in conjunction with any aspect of this transaction. Tenant understands that this Lease significantly affects its legal rights and acknowledges that it has had the opportunity to obtain legal and tax counsel and has obtained such counsel and advice as it deems necessary. Tenant expressly waives any objection to GACC representing Landlord in any Dispute concerning or arising out of this Lease.

     19.23. Brokerage. Tenant represents and warrants to Landlord that Tenant has not contacted or been contacted by any real estate licensee with respect to the negotiation of this Lease or the availability of the Premises for lease.

     19.24. Parking. Tenant shall have nonexclusive rights to parking as designated in a plan to be developed by Landlord and reasonably approved by Tenant. Parking areas shall be on the Property. Landlord will provide a minimum of three spaces parking spaces per thousand usable square feet of Tenant's Premises (defined as that portion of the Premises allocated to Tenant's exclusive use and exclusive of any Common Area allocated to Tenant).

     19.25. Use of Amenities. Tenant shall have a non-exclusive right to use of all Common Area amenities for the Property on the same basis as all other tenants of the Property.

     19.26. Signs. Tenant shall place no signs upon the Property. Landlord may provide, as an expense of the Property, a monument sign and/or directory sign, which may include Tenant's sign. The design of any such sign for Tenant shall conform to the style and quality of signs used for other tenants of the Property.

     19.27. Cooperation. Tenant will not interfere with any actions by Landlord made in furtherance of any Regulation affecting the Property. Tenant shall comply with all reasonable procedures and regulations promulgated by Landlord from time to time in connection with the matters covered by such Regulations. Nothing in this paragraph shall impose upon Landlord any duty to establish any procedures or regulations or to supervise, in any way, Tenant's activities upon the Premises or the Property for any purpose including, without limitation, the regulation of the storage, use and handling of Hazardous Material.

     19.28. First Right of Refusal. If, at any time during the Term, any portion of the Building currently occupied by Natural Language, Inc. (the "NLI Space") shall be vacated by Natural Language, Inc., Landlord shall offer such space to Tenant prior to making it available to any other party. Landlord shall advise Tenant in writing of the availability of the NLI Space (the "Availability Notice") and Tenant shall have 10 Days following delivery of the Availability Notice within which to elect, in writing delivered to Landlord, to rent the NLI Space. Tenant's failure to timely deliver to Landlord Tenant's written election (the "Election Notice") to rent the NLI Space shall be deemed Tenant's irrevocable waiver of the First Right of Refusal created by this paragraph. As used in this paragraph, "NLI Space" includes all and any portion of the space currently occupied by Natural Language, Inc.). If Tenant elects to exercise the First Right of Refusal created by this paragraph, Tenant shall assume occupancy of the NLI Space forthwith upon Natural Language, Inc. vacating the NLI Space. Tenant's timely delivery of its Election Notice to Landlord shall act as an amendment to this Lease which amendment modifies the terms of this Lease by incorporation of the NLI Space and adjustment of the square footage of the Premises to reflect the additional space. Pursuant to the provisions of this Lease, such modification of the square footage of the Premises will also cause the Lease to be amended to reflect the additional square footage in the calculation of the Pro Rata Share and the Base Monthly Rent. Tenant shall occupy the NLI Space incorporated through the Election Notice under the same terms and conditions as are in force under the provisions of this Lease for the remainder of the Term. Landlord shall have no obligation to make any alterations or modifications or improvements to the NLI Space.

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
20.      TERMINATION OF OLD LEASE.

Landlord and Tenant hereby agree that the Old Lease shall be terminated and cancelled effective December 31, 1991 which termination and cancellation is conditioned upon the execution of this Lease by Landlord and Tenant. Upon the cancellation of the Old Lease, Landlord and Tenant shall each be released from any and all obligations one to the other under the provisions of the Old Lease and this Lease shall be the sole document setting forth the obligations of Landlord and Tenant to each other with respect to the Property and Tenant's occupancy of the Premises.

IN WITNESS WHEREOF, the parties have executed this Lease on the date first written above.

LANDLORD:                                   TENANT:

By /s/ Randy K. Robbins                     By /s/ Clarence L. Dellio
----------------------------                ------------------------------
General Partner                             Authorized Officer

Address for Notices:                        Address for Notices:

1120 Nye Street                             2910 Seventh Street
Suite 400                                   Suite 100
San Rafael, California 94901                Berkeley, California 94710

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